EXHIBIT 10.5.3

PACIFIC STATE BANK
EXECUTIVE SUPPLEMENTAL COMPENSATION
AGREEMENT

          Effective this ____ day of _____, 2007, this EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT (“Agreement”) is adopted by and between PACIFIC STATE BANK (“Bank”), a bank located in Stockton, California, and organized under the laws of the State of California, and ______________ (“Executive”), a member of a select group of management and highly compensated employees of the Bank. The purpose of this Agreement is to further the growth and development of the Bank by providing Executive with supplemental retirement income, and thereby encourage Executive’s productive efforts on behalf of the Bank and the Bank’s shareholders, and to align the interests of the Executive and those shareholders.

          It is intended that the Agreement be “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to the participant under the Internal Revenue Code of 1986, as amended (the “Code”), particularly Section 409A of the Code, prior to actual receipt of benefits.

Article 1
Definitions and Construction

Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

1.1	“Accrued Liability Balance” shall mean the amount accrued by the Bank to fund the future benefit expense associated with this Agreement.

1.2	“Board” shall mean the Board of Directors of the Bank.

1.3	“Change in Control” shall mean: a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(g)(5)(i) or any subsequently applicable Treasury Regulation.

1.4	“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

1.5

“Disability” shall mean Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

1.6

“Early Involuntary Termination” shall mean that the Bank terminates Executive’s employment, in writing, at any time before Executive’s Normal Retirement Age and such termination is not due to death, Disability, a Termination for Cause, Early Voluntary Termination, Separation from Service following a Change in Control, or an approved leave of absence.

1.7

“Early Voluntary Termination” shall mean that Executive terminates employment with the Bank before the Normal Retirement Age and such termination is not due to death, Termination for Cause, Disability, Early Involuntary Termination, or Separation from Service following a Change in Control.

1.8	“Effective Date” shall mean January 1, 2007.

1.9	“Normal Retirement Age” shall mean the date on which the Executive attains age 65.

1.10	“Plan Administrator” shall mean the plan administrator described in Article 6.

1.11

“Plan Year” shall mean each twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Plan and end on the following December 31.

1.12

“Separation from Service” shall mean that the Executive has experienced a Termination of Employment from the Bank. Where the Executive continues to perform services for the Bank following a Termination of Employment, however, and the facts and circumstances indicate that such services are intended by the Bank and the Executive to be more than “insignificant” services, a Separation from Service will not be deemed to have occurred and any amounts deferred under this Agreement may not be paid or made available to the Executive. The determination of whether such services are considered “insignificant” will be based upon all facts and circumstances relating to the termination and upon any applicable rules and regulations issued under Section 409A of the Code. Military leave, sick leave, or other bona fide leaves of absence are not generally considered terminations of employment.

1.13	“Termination for Cause” has that meaning set forth in Article 5.

1.14	“Termination of Employment” shall mean that Executive’s employment with the Bank has terminated.

Article 2
Distributions During Executive’s Lifetime

2.1

Normal Retirement Benefit. Upon Executive’s attainment of the Normal Retirement Age while in the active service of the Company, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1

Amount of Benefit. The first year retirement benefit under this Section 2.1 is Eighty-seven thousand, four hundred eighty one dollars ($87,481.00). Commencing on the first anniversary of the first benefit payment following Termination of Employment, and continuing on each subsequent anniversary date, the Company’s Board of Directors shall increase this benefit by two percent (2%) from the previous anniversary date.

2.1.2

Form and Timing of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments, commencing on the first day of the month following the Executive’s Normal Retirement Age. The annual benefit shall be distributed to the Executive for twenty (20) years.

2.2

Early Voluntary Termination Benefit. Upon the Executive’s Early Voluntary Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this agreement.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Accrued Liability Balance, paid in a lump sum amount for the Plan Year ending immediately prior to the Early Termination Date, subject to the following vesting schedule:

Plan Year	% vested on Accrual Balance
1-10	0%
11 or more	100%

2.2.2 Payment of Benefit. The Company shall pay the benefit to the employee in a lump sum within 30 days following the Termination of Employment

2.3

Early Involuntary Termination Benefit. Upon the Executive’s Early Involuntary Termination, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

	2.3.1	Amount of Benefit. The benefit under this Section 2.3 is the Accrued Liability Balance, calculated as of the end of the Plan Year immediately preceding Executive’s Separation from Service.

	2.3.2	Form and Timing of Benefit. The Bank shall distribute the benefit to the Executive in a lump sum within thirty (30) days following Executive’s Separation from Service.

2.4

Disability Benefit. Upon Executive’s Separation from Service due to Disability, the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1

Amount of Benefit. The benefit under this Section 2.4 is one hundred percent (100%) of the Accrued Liability Balance, determined as of the end of the Plan Year immediately preceding notification of Disability and subsequent Separation from Service.

	2.4.2	Form and Timing of Benefit. The Bank shall distribute the benefit to the Executive in a lump sum commencing within thirty (30) days following Separation from Service due to Disability.

2.5

Change in Control Benefit. Subject to Section 5.1 herein, upon a Change in Control, the Executive shall be entitled to the benefit described in this Section 2.5 in lieu of any other benefit under this Article.

2.5.1

Amount of Benefit. The benefit under this Section 2.5 is the Normal Retirement Benefit described in Section 2.1.1, calculated as if Executive had remained employed with the Bank until Executive’s Normal Retirement Age.

	2.5.2	Form and Timing of Benefit. The Bank shall distribute the annual benefit to the Executive at the same time and in the same manner as described in Section 2.1 herein.

2.6

Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, distributions to the Executive may not commence earlier than six (6) months after the date of a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, Executive is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this Section 2.3 and Section 2.4 and Section 2.5, the originally scheduled distribution shall be delayed for 6 months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six months and instead be made on the first day of the seventh month.

2.7

Payments Upon Income Inclusion. Should amounts deferred under this Agreement become includable in the Executive’s income by reason of a failure of this Agreement to comply with the requirements of Section 409A of the Code, the Bank shall distribute to the Executive an amount necessary to cover the includable amounts, as well as other amounts necessary to cover FICA, employment, and income taxes, to the extent such distributions do not exceed the Executive’s vested account balances.

2.8

280G Limitation. Notwithstanding any provision of this Agreement to the contrary, to the extent any benefit herein would create an excise tax under the excess parachute rules of Section 280G of the Code, the Company shall reduce the benefit paid under this Agreement to the extent it would not be an excess parachute payment.

Article 3
Distribution Upon Death

          Upon Executive’s Death, no death benefit shall be payable under this Agreement.

Article 4
Beneficiaries

          Executive’s beneficiary(ies) shall have no right to benefits under this Agreement.

Article 5
General Limitations

5.1

Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Executive’s service is terminated by the Board for:

	(a)	Gross negligence or gross neglect of duties to the Bank; or

	(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or

	(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment or resulting in a material adverse effect on the Bank.

5.2

Suicide or Misstatement. No benefits shall be distributed if the Executive commits suicide within two years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

5.3

Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

Article 6
Administration of Agreement

6.1

Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

6.2

Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.3

Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.4

Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5

Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

6.6

Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

6.7

Arbitration. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Bank in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), located in Santa Monica, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties of the American Arbitration Association (“AAA”) located in Los Angeles, California, shall conduct the binding arbitration referred to in this paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of California Law and Civil Procedure. Any arbitration hereunder shall be conducted in Los Angeles, California, unless otherwise agreed to by the parties.

6.8

Attorneys’ Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, (a) each party shall pay his own attorneys’ arbitration fees incurred; (b) the prevailing party shall be entitled to recover from the other party reasonable expenses, attorneys’ fees and costs incurred in the enforcement or collection of any judgment or award rendered. The “prevailing party” means any party (one party or both parties, as the case may be) determined by the arbitrator(s) or court to be entitled to money payments from the other, not necessarily the party in whose favor a judgment is rendered.

6.9

Trust. Notwithstanding Section 9.6 below, the Bank and the Executive acknowledge and agree that, in the event of a Change in Control, upon request of the Executive, or in the Bank’s discretion if the Executive does not so request and the Bank nonetheless deems it appropriate, the Bank shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the “Trust” or “Trusts”) upon such terms and conditions as the Bank, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Bank to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank’s general creditors until paid to the Executive in such manner and at such times as specified in this Agreement.

Article 7
Claims And Review Procedures

7.1	Claims Procedure. An Executive (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

	7.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

7.1.2

Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3

Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

		(a)	The specific reasons for the denial;

		(b)	A reference to the specific provisions of the Agreement on which the denial is based;

		(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

		(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

		(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1

Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2

Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3

Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4

Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5

Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

	(a)	The specific reasons for the denial;

	(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

	(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8
Amendments and Termination

8.1

Amendments and Termination Generally. This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend or terminate this Agreement to conform to written directives to the Bank from its auditors or banking regulators, to comply with Section 409A, or if the Bank, in good faith, determines that the Executive is no longer part of the “top hat” group, as defined by ERISA.

8.2

Distributions upon Termination. In the event this Agreement is terminated, except as provided in Section 8.3, the termination shall not cause a distribution of benefit payments. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 herein. Any termination of this Agreement shall not have the effect of either reducing or enhancing the Executive’s benefit determined as of the date of the Agreement termination.

8.3

Plan Terminations under Section 409A. Notwithstanding anything to the contrary in Section 8.2, the Bank may make distributions under certain circumstances following Plan termination under this Section 8.3. Any such distribution shall be made according to the rules set forth in the regulations promulgated under Section 409A of the Code, and shall conform to the following requirements:

	(a)	Within 30 days before, or 12 months after a Change in Control

	(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court; or

(c)

Upon the Bank’s termination of this and all Similar Plans, provided that all distributions are made no earlier than 12 months and no later than 24 months following such termination, and the Bank does not adopt any new Similar Plans for a minimum of 5 years following the date of such termination.

Article 9
Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2

No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4

Tax Withholding. The Bank shall withhold any taxes that are required to be withheld, under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

9.6

Unfunded Arrangement. The Executive is a general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive has no preferred or secured claim.

9.7

Reorganization.The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8

Entire Agreement.This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9

Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10

Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12

Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13

Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Pacific State Bank

1899 W. March Lane

Stockton, CA 95207

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.14

Opportunity to Consult with Independent Advisors. The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code and guidance or regulations thereunder, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this Section 9.14. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

          IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE:	BANK:

PACIFIC STATE BANK

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